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                                                  Contact:
                                                  Mary Brevard
                                                  312/322-8683

                  BORGWARNER ACHIEVES FIRST QUARTER EPS OF $1.65;
           NEW BUSINESS, ENGINE AND FOUR-WHEEL DRIVE SYSTEMS SPUR GROWTH

Chicago, Illinois, April 22, 2003   BorgWarner Inc. (NYSE:  BWA) delivered
earnings of $1.65 per share in the first quarter of 2003 on a 22% sales increase. New business worldwide and demand for the company's technology for fuel-efficient engines in Europe and four-wheel drive systems in North America continues to drive growth.

     Financial Results: Net earnings for the 2003 first quarter were $44.2 million or $1.65 per share, compared with $31.5 million, or $1.18 per share before the cumulative effect of the change in accounting for goodwill in 2002. Sales were $775.7 million compared with $633.9 million in the prior first quarter.

     Comments and Outlook:   "Our exceptional results were driven by continued
strong demand in Europe for our fuel-efficient engine systems, and new business growth in North America for our computer-controlled four-wheel and all-wheel drive systems that enhance vehicle stability," said Timothy M. Manganello, President and CEO. "We expect continued growth in 2003 from this new business and increased sales to the faster growing parts of the auto market, even as worldwide auto production continues to soften."

     Last week, the company provided guidance for first half 2003 earnings per share in a range of $3.10 to $3.20. The guidance reflects more balanced financial performance between the first and second quarters than a year ago when new business accelerated in the second quarter, and anticipates lower industry production levels that are expected in the 2003 second quarter. The company also reiterated its guidance for full-year earnings per share of $6.20 to $6.35.

     Operating Group Results: Sales in the company's two operating groups were up significantly over the first quarter of 2002. The company's Engine Group registered a 20% sales gain to $465.8 million and a 25% gain in operating income. The group benefited from a number of positive trends during the quarter. These included continued demand for the company's chain timing systems and turbochargers for European passenger cars, growth in sales of turbochargers and cooling systems for European commercial vehicles, continued solid sales of sport-utility vehicles that increased demand for four-wheel drive chain, and sales growth for a variety of products in emerging markets such as India and China.

- more -

BorgWarner 2003 First Quarter results   Page 2


     The Drivetrain Group experienced sales growth of 27% to $321.7 million with operating income increasing by 33%. These gains were aided by four-wheel drive transfer case programs with General Motors, increased sales of the company's new InterActive Torque Management(TM) (ITM(TM)) all-wheel drive systems to Honda and Hyundai, and steady demand for transmission components and systems, especially with increased automatic transmission penetration in Europe.

     Recent Highlights: During the quarter, the company announced that the first application of BorgWarner DualTronic(TM), the company's wet-clutch and control-system technology for a new concept automated transmission, will debut this spring on the VW Golf R32 DSG and the Audi TT 3.2. The new technology enables a manual transmission to perform like an automatic transmission, yet deliver significantly improved vehicle fuel economy compared to automatic transmissions of today. The initials DSG stand for direct-shifting gearbox. The company also announced that its Engine Group will provide a new viscous fan drive and polymer fan system for Nissan's new I-4 engine beginning in March of 2005. The I-4 engine will be on two Nissan light vehicle models.

     BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, PSA and VW. The
Internet address for BorgWarner is: http://www.bwauto.com.   Investor conference
calls are webcast at: Thomson/PR Newswire.

Financial Tables Follow


###

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2002.

BorgWarner Inc.
Consolidated Statements of Operations (Unaudited)

(millions of dollars, except per share data)
Three Months Ended
March 31,                                         %
                    2003           2002           Change
                    -----          -----          -----
Net sales           $775.7         $633.9         22.4%
Cost of sales       624.2          504.2          23.8%
                    ------         ------         -----
Gross profit        151.5          129.7          16.8%

Selling, general and
 administrative
 expenses           83.6           74.5           12.2%
Other, net           -             (0.5)          -100.0%
                    -----          -----          ------
Operating Income    67.9           55.7           21.9%
Equity in affiliate
  earnings,
  net of tax        (6.4)          (3.4)          88.2%
Interest expense,
 net                 9.0           9.8            -8.2%
                    -----          -----          ------
Income before
 income taxes       65.3           49.3           32.5%
Provisions for
 income taxes       18.9           16.3           16.0%
Minority interest in net
  income of consolidated
  subsidiaries      2.2            1.5            46.7%
                    -----          -----          ------
Net earnings before
  cumulative change
  in accounting
  principle         $44.2          $31.5          40.3%

Cumulative effect of change in
 accounting principle,
 net of tax              -         (269.0)

   Net earnings/(loss)   $44.2     ($237.5)
                         =======   ========
Net earnings per share before cumulative effect of accounting change - diluted
                 $1.65     $1.18

Per share charge due to cumulative effect of accounting change - diluted
                       -         (10.08)

Net earnings/(loss) per
 share - diluted         $1.65     ($8.90)
                         =======    =======

Average shares outstanding -
  diluted (in millions)  26.8      26.7
                         ======    =====

Three Months Ended
March 31,
                         2003      2002
                         -----     -----
Capital spending         $25.3     $26.1
                         ======    =====
Tooling outlays, net of
  customer reimbursements$9.4      $7.8
                         ======    ======
Depreciation and amortization:

Fixed asset depreciation $29.7     $27.0
     Tooling amortization  7.8     6.5
                         -------   -------
                         $37.5     $33.5
                         =======   =======

EBITDA*                  $111.8    $92.6
                         =======   =======

* EBITDA represents income before interest expense, income taxes, minority interest, depreciation, and amortization. EBITDA should not be construed as income from operations, net income, or cash flow from operating activites as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.